PRESS RELEASE
FOR IMMEDIATE RELEASE

MAXUS REALTY TRUST ANNOUNCES TERMINATION OF CONTRACT TO SELL ACI BUILDING AND DECLARES THIRD QUARTER DIVIDEND

     Kansas City, Missouri (November 13, 2002) - Maxus Realty Trust, Inc. (NASDAQ:MRTI), a real estate investment trust referred to hereinafter as the "Trust", announced today that SGD Investments, Inc. notified the Trust that it was exercising its right to terminate the contract to purchase the Applied Communications, Inc. Building, an office building located in Omaha, Nebraska (the "ACI Building"). ACI Financing, L.L.C., a wholly-owned subsidiary of the Trust, had entered into the contract to sell the ACI Building to SGD Investments, Inc., a Nebraska corporation, on October 15, 2002.

     The Trust intends to continue to list the ACI Building for sale. There can be no guarantee that a sale of this office building will occur in the near future.

     The Trust also announced today that its Board of Trustees declared a cash dividend of $0.25 per share payable to the holders of record on November 30, 2002 of the Trust's $1.00 par value, common stock. The Board anticipates that the dividend will be paid on December 20, 2002.

     The Trust was formed to make equity investments in income-producing properties. Recently, the Trust has actively executed its strategy of becoming a multi-family housing real estate investment trust, having sold one commercial property and purchased five apartment complexes in Kansas, Missouri and Arkansas.

     Contact:  Christine A.  Robinson,  Secretary
               Maxus  Realty  Trust,  Inc.
               104 Armour Road North
               Kansas  City, Missouri 64116
               Phone: (816) 303-4500
               Fax: (816) 221-1829